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                                                             Exhibit 12

              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                    Nine Months Ended
                                                      September 30,
                                                   1998          1997
                                                 (dollars in thousands)
Earnings:

  Income before provision for income
    taxes                                        $217,794      $147,683
  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                         376,116       366,037
  Implicit interest in rents                        8,314         8,012

Total earnings                                   $602,224      $521,732

Fixed charges:

  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                        $376,116      $366,037
  Implicit interest in rents                        8,314         8,012

Total fixed charges                              $384,430      $374,049


Ratio of earnings to fixed charges                   1.57          1.39

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